Exhibit 4.4

TENTH AMENDMENT
TO THE FACILITY AGREEMENT

Made and entered into on this 29th day of September, 2005, by and between:

(1)	TOWER SEMICONDUCTOR LTD. (“the Borrower”)

and

(2)	BANK LEUMI LE-ISRAEL B.M. and BANK HAPOALIM B.M.(“the Banks”)

WHEREAS:	the Borrower, on the one hand, and the Banks, on the other hand, are parties to a Facility Agreement dated January 18, 2001, as amended pursuant to a letter dated January 29, 2001, a Second Amendment dated January 10, 2002, a letter dated March 7, 2002, a letter dated April 29, 2002, a letter dated September 18, 2002, as amended on October 22, 2002, a letter dated June 10, 2003, a Seventh Amendment dated November 11, 2003, a letter dated January 30, 2005 and a Ninth Amendment dated July 24, 2005 (the Facility Agreement, as amended as aforesaid, hereinafter “the Facility Agreement”); and

WHEREAS:	following the Borrower's request, the Borrower and the Banks have agreed to amend the Facility Agreement in the manner set out below (“this Tenth Amendment”),

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	The Facility Agreement is hereby amended by the addition thereto of the following proviso to the end of clause 1.1.97(e):

“provided that, with respect to the Advances constituting the Interest Payment Loan that are consolidated into such Interest Payment Loan on the last Business Day of September 2005 in accordance with clause 5.2.4 below, the Loan Maturity Date shall be the first Business Day following the Interest Payment Date occurring in September 2006.”

2.	The Facility Agreement is hereby amended as expressly set out in this Tenth Amendment above. This Tenth Amendment shall be read together with the Facility Agreement as one agreement and, save as expressly amended by this Tenth Amendment, the Facility Agreement shall remain unaltered and in full force and effect.

3.	For the removal of doubt, this Tenth Amendment shall not derogate from Section 7 of the Ninth Amendment and does not constitute an agreement by the Banks to reschedule the repayment dates of the Interest Payment Loans as contemplated by the Warrants issued to each of the Banks on August 4, 2005 in connection with the Ninth Amendment and, as such, as of the date hereof, each of such Warrants is only exercisable with respect to 2,066,116 (two million and sixty-six thousand, one hundred and sixteen) Warrant Shares (as defined in such Warrants).

IN WITNESS WHEREOF, the parties have signed this Tenth Amendment on the date first mentioned above.

for:   TOWER SEMICONDUCTOR LTD.

By:     ______________________________

Title:  ______________________________

for: BANK LEUMI LE-ISRAEL B.M. By: ______________________________ Title: ______________________________	for: BANK HAPOALIM B.M. By: ______________________ Title: ______________________